Exhibit 99.2

Perma-Fix Reports 44% Increase in Revenue for 2020

ATLANTA – March 29, 2021 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2020.

2020 Financial Highlights:

●	Revenue for 2020 increased 43.5% to $105.4 million versus $73.5 million for the same period last year
●	Services Segment revenue increased 127.5% to $75.3 million for 2020 versus $33.1 million for 2019
●	Treatment Segment revenue decreased to $30.1 million versus $40.4 million for 2019
●	Gross profit for 2020 increased to $15.9 million versus $15.6 million for 2019
●	Net income attributable to common stockholders increased to $2.9 million, or $0.24 per share (basic) for 2020, compared to net income of $2.3 million or $0.19 per share (basic) for 2019
●	Generated adjusted EBITDA (defined below) of $5.4 million compared to $5.2 million for 2019 (see reconciliation to GAAP below)

Mark Duff, Chief Executive Officer, stated, “We achieved year-over-year growth of 28% and 44% for the fourth quarter and 2020, respectively, reflecting steady expansion of our Services Segment as we continued to execute on our strategic plan and business development initiatives. The growth in our Services Segment was offset by weakness in our Treatment Segment, as previously disclosed, due in large part to the impact of the COVID-19 pandemic. Although we continue to face some pandemic-related challenges in the first half of 2021, we remain optimistic about the outlook for the full year.”

“Looking ahead, we are actively bidding on a number of very large service projects. Moreover, we are rapidly advancing several initiatives within the Treatment Segment that we believe have the potential to significantly enhance our revenues, while establishing increased market share and large backlog for waste processing. In particular, we are making continued progress at Hanford regarding opportunities to leverage our advanced capabilities to solve large-scale waste management problems at the site. We believe our technologies and off-site processing capabilities provide a unique and cost-effective solution to addressing some of the country’s largest environmental remediation challenges, and we look forward to playing a major role in addressing these national priorities.”

COVID-19

Similar to most of the US, Perma-Fix is beginning to relax the COVID-19-related precautions associated with ongoing operations as more staff is vaccinated and the new cases continue to decline in our locations. However, the Company’s Treatment Segment continues to see delays in waste shipments from certain customers due to continued impacts of COVID-19 and the Services Segment is realizing delays in procurement actions which will push out funded backlog. As the situations surrounding COVID-19 remain fluid, the full impact and extent of the pandemic on the Company’s financial results cannot be estimated with any degree of certainty but appear to be subsiding towards the end of the second quarter of 2021. The Company is realizing pent-up demand in both segments, which has been reflected in the large increase in proposal requests throughout Q1 2021.

Financial Results

Fourth-Quarter 2020 Results

Revenue for the fourth quarter of 2020 was $28.3 million versus $22.1 million for the same period last year. Revenue from the Services Segment increased by $10.8 million to $22.6 million from $11.8 million for the same period in 2019. The increase in Services Segment revenues was attributed to more project work. Revenue for the Treatment Segment decreased approximately $4.6 million to $5.7 million in the fourth quarter of 2020 from $10.3 million for the corresponding period of 2019. The revenue decrease in the Treatment segment was the result of reduced volume from waste shipment delays from the impact of COVID-19 as well as lower average price which was impacted by waste mix.

Gross profit for the fourth quarter of 2020 was $3.2 million and $4.7 million for the fourth quarter of 2019.

Operating income for the fourth quarter of 2020 was $188,000 versus $1.2 million for the fourth quarter of 2019. Income from continuing operations for the fourth quarter of 2020 was approximately $100,000 as compared to income from continuing operations of $1.0 million for the corresponding period of 2019. Net loss attributable to common stockholders for the fourth quarter of 2020 was $10,000 as compared to net income attributable to common stockholders of $930,000 for the fourth quarter of 2019. Earnings per share (basic) attributable to common stockholders was $0.00 for the fourth quarter of 2020 as compared to income per share (basic) of $0.08 for the corresponding period of 2019.

2020 Financial Results

Revenue in 2020 was $105.4 million versus $73.5 million in 2019. Revenue from the Services Segment increased by $42.2 million to $75.3 million from $33.1 million in 2019. The increase in Services Segment revenues was attributed to more project work. Revenue for the Treatment Segment decreased approximately $10.3 million to $30.1 million in 2020 from $40.4 million in 2019. The revenue decrease in the Treatment segment was primarily the result of reduced volume from waste shipment delays from the impact of COVID-19.

Gross profit in 2020 was $15.9 million and $15.6 million in 2019.

Operating income in 2020 was $3.3 million versus $3.0 million in 2019. Income from continuing operations in 2020 was approximately $3.1 million as compared to income from continuing operations of $2.7 million in 2019. Net income attributable to common stockholders in 2020 was $2.9 million as compared to net income attributable to common stockholders of $2.3 million in 2019. Earnings per share (basic) attributable to common stockholders was $0.24 in 2020 as compared to income per share (basic) of $0.19 in 2019.

The Company’s Adjusted EBITDA at December 31, 2020 was approximately $5.4 million from continuing operations as compared to approximately $5.2 million for the corresponding period of 2019. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and closure costs accrued for the Company’s East Tennessee Materials and Energy Corporation (“M&EC”) facility. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income from continuing operations for the three and twelve months ended December 31, 2020 and 2019.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(In thousands)	2020	2019	2020	2019
Income from continuing operations	$100	$1,014	$3,149	$2,732

Adjustments:
Depreciation & amortization	408	373	1,596	1,342
Interest income	(28)	(72)	(140)	(337)
Interest expense	92	139	398	432
Interest expense - financing fees	107	69	294	208
Income tax (benefit) expense	(61)	58	(189)	157
Loss on extinguishment of debt	—	—	27	—

EBITDA	618	1,581	5,135	4,534

Research and development costs related to medical Isotope project	91	87	311	314
Closure costs accrued for M&EC subsididary	—	—	—	330

Adjusted EBITDA	$709	$1,668	$5,446	$5,178

The tables below present certain financial information for the business segments, which exclude allocation of corporate expenses:

	Three Months Ended			Twelve Months Ended
	December 31, 2020			December 31, 2020
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$5,675	$22,672	$—	$30,143	$75,283	$—
(Negative gross profit)/gross profit	(42)	3,235	—	5,491	10,402	—
Segment (loss) profit	(983)	2,660	(91)	1,758	7,820	(311)

	Three Months Ended			Twelve Months Ended
	December 31, 2019			December 31, 2019
	(Unaudited)			(Audited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,285	$11,796	$—	$40,364	$33,095	$—
Gross profit	3,326	1,329	—	12,248	3,336	—
Segment profit (loss)	2,189	478	(87)	7,820	795	(314)

Conference Call

Perma-Fix will host a conference call at 1:00 p.m. ET on Monday, March 29, 2021. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2243/40535 or on the Company’s website at www.perma-fix.com. The conference call will also be available via telephone by dialing toll free 877-876-9173 for U.S. callers, or +1 785-424-1667 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through Monday, April 05, 2021, and can be accessed by calling: 877-481-4010 for U.S. callers, or 919-882-2331 for international callers and entering conference ID: 40535

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S Department of Energy (“DOE”), the U.S Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: strategic plan and business development initiatives; impact of COVID-19 pandemic; demand for our services; outlook for the full year; enhance revenues; increase market share and large backlog for waste processing; our technologies and off-site processing capabilities; and end of second quarter of 2021. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; impact of the COVID-19; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2020 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Amounts in Thousands, Except for Per	2020	2019	2020	2019
Share Amounts)	(Unaudited)		(Unaudited)	(Audited)

Net revenues	$28,347	$22,081	$105,426	$73,459
Cost of goods sold	25,154	17,426	89,533	57,875
Gross profit	3,193	4,655	15,893	15,584

Selling, general and administrative expenses	2,839	3,314	11,774	11,862
Research and development	164	135	762	750
Loss on disposal of property and equipment	2	—	29	3
Income from operations	188	1,206	3,328	2,969

Other income (expense):
Interest income	28	72	140	337
Interest expense	(92)	(139)	(398)	(432)
Interest expense-financing fees	(107)	(69)	(294)	(208)
Other	22	2	211	223
Loss on debt extinguishment of debt	—	—	27	—
Income from continuing operations before taxes	39	1,072	2,960	2,889
Income tax (benefit) expense	(61)	58	(189)	157
Income from continuing operations, net of taxes	100	1,014	3,149	2,732

Loss from discontinued operations, net of taxes	(146)	(118)	(412)	(541)
Net (loss) income	(46)	896	2,737	2,191

Net loss attributable to non-controlling interest	(36)	(34)	(123)	(124)

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(10)	$930	$2,860	$2,315

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic:
Continuing operations	$.01	$.09	$.27	$.24
Discontinued operations	(.01)	(.01)	(.03)	(.05)
Net income per common share	$—	$.08	$.24	$.19

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:
Continuing operations	$.01	$.09	$.26	$.24
Discontinued operations	(.01)	(.01)	(.03)	(.05)
Net income per common share	$—	$.08	$.23	$.19

Number of common shares used in computing net income (loss) per share:
Basic	12,154	12,094	12,139	12,046
Diluted	12,370	12,273	12,347	12,060

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$7,924	$390
Account receivable, net of allowance for doubtful accounts of $404 and $487, respectively	9,659	13,178
Unbilled receivables	14,453	7,984
Other current assets	4,577	3,470
Assets of discontinued operations included in current assets	22	104
Total current assets	36,635	25,126

Net property and equipment	17,783	16,576
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	2,287	2,545

Intangibles and other assets	22,133	22,151
Other assets related to discontinued operations	—	36
Total assets	$78,919	$66,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$32,065	$24,106
Current liabilities related to discontinued operations	898	994
Total current liabilities	32,963	25,100

Long-term liabilities	13,253	11,935
Long-term liabilities related to discontinued operations	252	244
Total liabilities	46,468	37,279
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 12,161,539 and 12,123,520 shares issued, respectively; 12,153,897 and 12,115,878 shares outstanding, respectively	12	12
Additional paid-in capital	108,931	108,457
Accumulated deficit	(74,455)	(77,315)
Accumulated other comprehensive loss	(207)	(211)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	34,193	30,855
Non-controlling interest in subsidiary	(1,742)	(1,619)
Total stockholders’ equity	32,451	29,236

Total liabilities and stockholders’ equity	$78,919	$66,515